EXHIBIT 3.2
DELL INC.
Certificate of Elimination
This instrument, executed and filed on behalf of Dell Inc., a Delaware corporation (the “Company”), shall constitute a Certificate of Elimination in accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “Delaware Act”), which shall have the effect of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Certificates of Designation referred to below.
The undersigned, being a Vice President and Assistant Secretary of the Company, hereby certifies that the following resolution was duly and validly adopted by the Company’s Board of Directors on January 31, 2006:
WHEREAS: On December 4, 1995, the Company filed a Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”) pursuant to Section 151(g) of the Delaware General Corporation Law (the “Delaware Act”); and
WHEREAS: No shares of Series A Junior Participating Preferred Stock are outstanding, and no such shares will be issued subject to the Certificate of Designations.
NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:
1.	It is hereby acknowledged that no shares of Series A Junior Participating Preferred Stock are outstanding, and that no shares of Series A Junior Participating Preferred Stock will be issued subject to the Certificate of Designations.

2.	The officers of the Company are hereby directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Sections 103 and 151(g) of the Delaware Act setting forth these resolutions in order to eliminate from the Company’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designations (the “Certificate of Elimination”).

3.	The officers of the Company are hereby authorized to also file with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation pursuant to Sections 103 and 245 of the Delaware Act that restates and integrates, but does not further amend, the Company’s Restated Certificate of Incorporation following the filing of the Certificate of Elimination.

4.	The appropriate officers of the Company, and each of them, are hereby authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be executed and delivered, for and in the name and on behalf of the Company, all such instruments, documents and certificates, as they may deem necessary, appropriate or desirable in order to effect the purposes of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, documents or certificates, as the case may be, by or under the direction of such officers).

5.	Any and all acts heretofore taken by or at the direction of the officers of the Corporation in connection with the subject of the foregoing resolutions are hereby approved, ratified and confirmed in all respects.
In witness whereof, the undersigned, being a Vice President and Assistant Secretary of the Company, does hereby execute and file this Certificate of Elimination on behalf of the Company, having been so authorized by the foregoing resolutions of the Company’s Board of Directors.

/s/ Thomas H. Welch, Jr.

Thomas H. Welch, Jr.,
Vice President and Assistant Secretary